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                                                                    EXHIBIT 9B

                          SUB-ADMINISTRATION AGREEMENT



         THIS AGREEMENT is made as of this 1st day of October, 1996, by and between GABELLI FUNDS, INC. (the "Administrator"), and BISYS FUND SERVICES LIMITED PARTNERSHIP, d/b/a BISYS FUND SERVICES ("BISYS").

         WHEREAS, the Administrator is the investment adviser for the registered investment companies (hereinafter referred to individually as a "Company" and collectively as the "Companies") set forth in Schedule B attached hereto and is responsible for the provision of administrative services to such Companies and each of the Portfolios (hereinafter referred to individually as a "Portfolio" and collectively as the "Portfolios") of such Companies;

         WHEREAS, each Company is a management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Administrator desires to retain BISYS to assist it in performing administrative services with respect to each Portfolio and BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the convenants hereinafter contained, the Administrator and BISYS hereby agree as follows:

         ARTICLE 1. Retention of BISYS; Conversion to the Services. The Administrator hereby engages BISYS to furnish each Portfolio with the administrative services as set forth in Article 2 below (collectively, the "Services"), and, in connection therewith, the Administrator agrees to cause each Portfolio to convert to BISYS' data processing systems and software (the "BISYS System") as necessary in order to receive the Services. The Administrator shall cooperate with BISYS to provide BISYS with all necessary information and assistance required to successfully convert to the BISYS System. BISYS shall provide the Administrator with a schedule relating to such conversion and the parties agree that the conversion may progress in stages. The date upon which all Services shall have been converted to the BISYS System shall be referred to herein as the "Conversion Date." The parties hereby agree that the Conversion Date shall be no later than January 1, 1997. BISYS hereby accepts such engagement and agrees to perform the Services commencing, with respect to each individual Service, on the date that the conversion of such Service to the BISYS System has been completed. BISYS shall determine in accordance with its normal acceptance procedures when the applicable Service has been successfully converted.

         BISYS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Administrator or the Companies in any way.

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         ARTICLE 2.   Administrative Services.  BISYS shall perform or
supervise the performance by others of administrative services in connection with the operations of the Portfolios, and, on behalf of the Companies, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. BISYS shall provide the Directors'/Trustees (hereafter, the "Directors") of the Companies with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

         BISYS shall provide the Companies with regulatory reporting, all necessary office space, equipment, personnel, compensation and facilities (including facilities for meetings of shareholders ("Shareholders") and Directors of the Companies) for handling the affairs of the Portfolios and such other services as BISYS and the Administrator shall, from time to time, determine to be necessary to perform BISYS' obligations under this Agreement. In addition, at the request of the Boards of Directors, BISYS shall make reports to the Companies' Directors concerning the performance of its obligations hereunder.

         Without limiting the generality of the foregoing, BISYS shall:

         (a) calculate contractual Company expenses and provide necessary instructions for all disbursements for the Companies, and as appropriate compute each Company's yields, total return, expense ratios, portfolio turnover rate, average commission rate and, if required, portfolio average dollar-weighted maturity;

         (b) assist Company counsel with the preparation of prospectuses, statements of additional information, registration statements and proxy materials;

         (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register each Company's Shares with state securities authorities, monitor the sale of Company Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for each Company and each Company's Shares and all amendments thereto, as may be necessary or convenient to register and keep effective each Company and its Shares with state securities authorities to enable each Company to make a continuous offering of its Shares;

         (d) develop and prepare, with the assistance of the Administrator, communications to Shareholders, including the annual report to Shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;





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         (e)              administer contracts on behalf of each Company with,
                          among others, each Company's investment adviser, distributor, custodian, transfer agent and fund accountant;

         (f) supervise the Companies' transfer agent with respect to the payment of dividends and other distributions to Shareholders;

         (g) calculate performance data of the Portfolios for dissemination to information services covering the investment company industry;

         (h) prepare or cause to be prepared at its expense the filing of each Company's tax returns;

         (i) examine and review the operations and performance of the various organizations providing services to the Companies or any Portfolio, including, without limitation, the investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and, at the request of a Company's Board of Directors, report to the Board on the performance of such organizations;

         (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of each Company's quarterly, semi-annual and annual reports to Shareholders;

         (k) assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure;

         (l) provide individuals reasonably acceptable to each Company's Board of Directors to serve as officers of the Company, who will be responsible for the management of certain of the Company's affairs as determined by the Company's Board of Directors;

         (m) advise each Company and its Board of Directors on matters concerning the Company and its affairs;

         (n) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for each Company in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Company's Board of Directors;

         (o) monitor and advise each Company and its Portfolios on their regulated investment company status under the Internal Revenue Code of 1986, as amended;





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         (p)              perform all administrative services and functions of
                          each Company and each Portfolio to the extent administrative services and functions are not provided to the Company or such Portfolio pursuant to the Company's or such Portfolio's administration agreement, investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement;

         (q) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Administrator and BISYS shall determine desirable;

         (r) prepare and file with the SEC the semi-annual report for each Company on Form N-SAR and all required notices pursuant to Rule 24f-2;

         (s) assist each Company with respect to SEC examinations, including the furnishing of documents and information, as appropriate, and responding to SEC examination letters; and

         (t) assist each Company in preparing for Board meetings by (i) coordinating board book production and distribution, (ii) preparing Board agendas, (iii) preparing the BISYS section of Board materials, (iv) preparing special Board meeting materials, including but not limited to, materials relating to annual contract approvals and 12b-1 plan approvals, as agreed upon by the parties, and (v) such other Board meeting functions that are agreed upon by the parties.

         BISYS shall perform such other services for each Company that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of Shareholders; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Administrator will pay or cause to be paid BISYS' reasonable out-of-pocket expenses.

         ARTICLE 3.  Allocation of Charges and Expenses.

         (A) BISYS. BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of each Company as well as all Directors of each Company who are affiliated persons of BISYS or any affiliated company of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee of a Company retained by the Directors of such Company to perform services on behalf of the Company.

         (B) The Administrator. The Administrator hereby represents that each Company has undertaken to pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing





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services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or the Investment Adviser to the Company or any affiliated corporation of the Administrator or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.

         ARTICLE 4.  Compensation of BISYS.

         (A) Sub-Administration Fee. Commencing on the Conversion Date, for the services rendered, the facilities furnished and the expenses assumed by BISYS pursuant to this Agreement, the Administrator shall pay to BISYS compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to BISYS monthly.

                 If the Conversion Date occurs subsequent to the first day of a month or termination of this Agreement occurs before the last day of a month, BISYS' compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of BISYS' compensation for the preceding month shall be made promptly.

         (B) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 5. Limitation of Liability of BISYS. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder. BISYS shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "BISYS" shall include partners, officers, employees and other agents of BISYS as well as BISYS itself.)

         So long as BISYS acts in good faith and with due diligence and without negligence, the Administrator assumes full responsibility and shall indemnify BISYS and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of BISYS' actions taken or nonactions with respect to the performance of services hereunder.





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The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Administrator may be asked to indemnify or hold BISYS harmless, the Administrator shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that BISYS will use all reasonable care to identify and notify the Administrator promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Administrator, but failure to do so in good faith shall not affect the rights hereunder.

         The Administrator shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Administrator elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Administrator and satisfactory to BISYS, whose approval shall not be unreasonably withheld. In the event that the Administrator elects to assume the defense of any suit and retain counsel, BISYS shall bear the fees and expenses of any additional counsel retained by it. If the Administrator does not elect to assume the defense of a suit, it will reimburse BISYS for the reasonable fees and expenses of any counsel retained by BISYS.

         BISYS may apply to the Administrator at any time for instructions and may consult counsel for the Administrator or its own counsel and with accountants and other experts with respect to any matter arising in connection with BISYS' duties, and BISYS shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Administrator until receipt of written notice thereof from the Administrator.

         ARTICLE 6. Activities of BISYS. The services of BISYS rendered hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and Shareholders are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Companies, and that BISYS may be or become interested in the Companies as a Shareholder or otherwise.

         ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall be as specified in Schedule A hereto.





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
         ARTICLE 8. Assignment. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that BISYS may, with the prior consent of the Administrator, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. BISYS shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that BISYS shall be responsible, to the extent provided in
Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         ARTICLE 9. Amendments. This Agreement may be amended if such amendment is specifically approved in writing by the parties hereto.

         ARTICLE 10. Certain Records. BISYS shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS on behalf of each Company shall be prepared and maintained at the expense of BISYS, but shall be the property of each Company and will be made available to or surrendered promptly to each Company on request.

         In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Administrator and follow the Administrator's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Administrator or the appropriate Company has agreed to indemnify BISYS against such liability.

         ARTICLE 11. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 12. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address: if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; if to the Administrator, to it at One Corporate Center, Rye, New York 10580-1434, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         ARTICLE 13. Confidential Information. Each party acknowledges that it may acquire knowledge and information relating to the other party and its affiliates or the Companies including, but not limited to, information pertaining to business plans, employees, customers and/or suppliers, and that all such knowledge and information acquired or developed is and shall be confidential and proprietary information (all such confidential and proprietary information is herein collectively





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
referred to as the "Confidential Information"). Each party agrees to hold the Confidential Information in strict confidence, to refrain from directly or indirectly disclosing it to others or using it in any way except for purposes of performing services hereunder, and to prevent any unauthorized person access to it either before or after termination of this Agreement, without the prior written consent of the other party. Both parties further agree to take all action reasonable and necessary to the protect the confidentially of the Confidential Information. The parties shall use their best efforts to have their directors, officers, employees and agents agree to the terms of this Section. The obligations of the parties contained in this section shall survive termination of this Agreement. Neither party's confidentiality obligations under this provision shall apply to such information that (i) was in the public domain or available to a third party without restrictions at or prior to the time such information was made know to such party, (ii) had been independently know to such party at the time of disclosure for persons who where not subject to similar confidentiality obligations, or (iii) is required to be disclosed by law (except that each party will use best efforts to give the other party written notice prior to any such disclosure).

         ARTICLE 14. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 15. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                          GABELLI FUNDS, INC.

                                          By: /s/ [SIG]
                                              ----------------------------------

                                          Title: VP & CEO Gabelli Funds Division
                                               ---------------------------------

                                          BISYS FUND SERVICES LIMITED
                                          PARTNERSHIP

                                          BY: BISYS FUND SERVICES, INC.
                                              GENERAL PARTNER

                                          By: /s/ [SIG]
                                              ----------------------------------

                                          Title: Executive Vice President
                                                --------------------------------





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                                   SCHEDULE A
                        TO THE ADMINISTRATION AGREEMENT
                          DATED AS OF OCTOBER 1, 1996
                          BETWEEN GABELLI FUNDS, INC.
                                      AND
                    BISYS FUND SERVICES LIMITED PARTNERSHIP


Portfolios:      This Agreement shall apply to all Portfolios, either now or hereafter created of the Companies set forth below. The current Portfolios of such Companies are also set forth below.

                        GABELLI CONVERTIBLE SECURITIES FUND, INC.
                              Gabelli Convertible Securities Fund

                        GABELLI EQUITY SERIES FUNDS, INC.
                              Gabelli Small Cap Fund
                              Gabelli Equity Income Fund

                        GABELLI GLOBAL SERIES FUNDS, INC.
                              Gabelli Global Telecommunications Fund
                              Gabelli Global Convertible Securities Fund
                              Gabelli Global Interactive Couch Potato Fund
                              Gabelli Global Entertainment & Media Fund
                              Gabelli Global Growth Fund

                        GABELLI GOLD FUND, INC.
                              Gabelli Gold Fund

                        GABELLI INTERNATIONAL GROWTH FUND, INC.
                              Gabelli International Growth Fund

                        GABELLI INVESTOR FUNDS, INC.
                              Gabelli ABC Fund

Fees: Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Administrator will pay BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, a fee based upon the assets of all registered management investment companies for which BISYS serves as Subadministrator that are advised by Gabelli Funds, Inc. or its affiliates ("BISYS-administered Investment Companies"). Such fee shall be computed daily at the annual rate of:





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                 Ten one-hundredths of one percent (.10%) of the
                 BISYS-administered Investment Companies' average daily net assets up to $350 million.

                 Seven and one-half one-hundredths of one percent (.075%) of the BISYS-administered Investment Companies' average daily net assets in excess of $350 million up to $600 million.

                 Six one-hundredths of one percent (.06%) of the BISYS-administered Investment Companies' average daily net assets in excess of $600 million.

         The fees set forth, above shall be subject to a minimum annual fee amount of $40,000 for each Portfolio. Such minimum annual fee amount shall be payable to BISYS on the first business day of each month or at such other time(s) as the parties may agree upon.

         The fee for the period for the day of the month upon which the Conversion Date occurs until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         For purposes of determining the fees payable to BISYS, the value of the net assets of a particular Portfolio shall be computed in the manner described in each Company's Articles of Incorporation or in the Prospectus or Statement of Additional Information respecting that Portfolio as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Portfolio.

         The parties hereby confirm that the fees payable hereunder shall be applied to each Portfolio as a whole, and not to separate classes of shares within the Portfolios.

Terms: The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date this Agreement is executed by both parties and ending on the date that is one year after the Conversion Date. This Agreement shall be renewed automatically for successive periods of one year after the Initial Term, unless written notice of nonrenewal is provided by either party not less than 90 days prior to the end of the Initial Term or 90 days advance written notice of termination is provided by either party at any time following the Initial Term. In the event of any breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall





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
         have 45 days to remedy the breach. In the event any material breach is not remedied within such time period, the nonbreaching party may immediately terminate this Agreement.

         Notwithstanding the foregoing, after such termination for so long as BISYS, with the written consent of the Administrator, in fact continues to perform any one or more of the service contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue to full force and effect. Compensation due BISYS and unpaid by the Administrator upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect for the Administrator, in addition to the compensation described in this Schedule A, all costs reasonably incurred in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to each Company and/or its designees of the Company's property, records, instruments and documents, or any copies thereof. To the extent that BISYS may retain in its possession copies of any Company documents or records subsequent to such termination which copies had not been requested by or on behalf of a Company in connection with the termination process described above, BISYS will provide such Company with reasonable access to such copies; provided, however, that, in exchange therefor, the Company shall reimburse BISYS for all costs reasonably incurred in connection therewith.

         If, during the Initial Term, as defined above, for any reason other than a breach of this Agreement, BISYS is replaced as sub-administrator, then the Administrator shall make a one-time cash payment, as liquidated damages, to BISYS equal to the balance due
         BISYS for the remainder of the Initial Term of this Agreement, assuming for purposes of calculation of the payment that the asset level of each Company on the date BISYS is replaced, or a third party is added, will remain constant for the balance of such term.





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